DATE	DOCUMENT ID	DESCRIPTION	FILING	EXPED	CERT	COPY
10/08/2025	202528101470	CONVERSION - BUSINESS TRUST (CVJ)	99.00	300.00	0.00	0.00

Receipt

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NATIONAL SERVICE INFORMATION, INC.
145 BAKER STREET
MARION, OH 43302

STATE OF OHIO

CERTIFICATE

Ohio Secretary of State, Frank LaRose

5486152

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

TRUTH SOCIAL FUNDS

and, that said business records show the filing and recording of:

Document(s)	Document No(s):
CONVERSION - BUSINESS TRUST	**202528101470**
Effective Date: 10/08/2025	

United States of America
State of Ohio
Office of the Secretary of State

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 8th day of October, A.D. 2025.

Ohio Secretary of State